Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-121232 of Knoll, Inc. on Form S-8 of our report dated June 28, 2012, appearing in this Annual Report on Form 11-K of the Knoll Retirement Savings Plan for the year ended December 31, 2011.

/s/ ParenteBeard LLC

ParenteBeard LLC
Reading, Pennsylvania
June 28, 2012